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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.

        We consent to the use of our reports dated July 20, 2005, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of May 31, 2005, and the effectiveness of internal control over financial reporting as of May 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Chicago, Illinois
April 26, 2006

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Consent of Independent Registered Public Accounting Firm